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EXHIBIT 10.24

2002 Bonus Plan

I.    Purpose

        To provide a financial incentive and reward for you and other key management associates, this reward is based upon achievement of the company's 2002 Pre-Tax Earnings as defined in the plan. This targeted goal has been set at $37.277 million for the fiscal period from February 2002 through January 2003.

II.    Eligibility

        To be eligible to receive a bonus payment, you must be actively employed on the earlier of either (a) the date bonus payment checks are cut or (b) April 1, 2003, and be included on the bonus eligible list as approved by the Compensation Committee of the Board of Directors. If your employment with the Gart Sports Company should terminate for any reason prior to the earlier of (a) or (b), you will forfeit your eligibility to receive any bonus payout. Salaried associates hired after 11/1/02 are not eligible to participate in the 2002 Bonus Plan. Each eligible associate will receive written confirmation of their eligibility to receive payments under this plan.

III.    Bonus Calculation

        Target bonus percentages will vary based upon position level in the company. Your targeted bonus payment at 100% of the Pre-tax Earnings goal ($37.277 million) equals a specified percentage of your base salary earnings for the Plan Year 2002. Individuals who participate in the plan on a partial year basis, due to the date of hire into the company or an internal promotion to a bonus eligible position, will be eligible to receive a prorated amount based on eligibility date.

        Under the 2002 Bonus Plan, a bonus payment will begin at 85% of the targeted Pre-tax Earnings goal of $37.277 million. If the company achieves this minimum level, you will be entitled to receive a specified percentage of the targeted bonus payment for which you are eligible. Your earned bonus will increase as our Pre-tax Earnings results improve. Should the company performance exceed 100% of the Pre-tax Earnings goal, the plan will pay bonuses based upon a scale approved by the Compensation Committee. Examples of the payment calculation are attached to this document.

IV.    Payment of Bonus

        Your bonus, if any, will be payable following completion of the fiscal year-end audit of financial performance through the end of the fiscal month of January 2003. You may expect payment of any bonus amount earned on or about April 1, 2003.

V.    Plan Criteria

        The 2002 Bonus Plan is predicated on the approval of the operating numbers submitted for the period covered by the plan. The Board of Directors reserves the right to adjust the 2002 goals for any reason to accomplish the best interests of the company. The Board of Directors may continue, alter, suspend, or amend the plan in future years.

        The Board of Directors shall have absolute discretion to review actual reserve usage, as well as other extraordinary items during this period and adjust actual results to more accurately reflect true operating performance. Any bonus paid must be fully funded from operating results generated during the period covered by the plan. Also, special extraordinary items shall be taken into account at the discretion of the Board of Directors.

        Finally, no bonus will be paid if the company is in default of any bank covenant pursuant to the bank financing arrangements in existence at the time the Bonus Plan receives approval from the Board of Directors.

SAMPLE BONUS PAYMENTS

Assumptions:

  •
  Associate's position qualifies for a 10% bonus

  •
  Individual's base salary earnings for the 2002 Plan Year = $35,000

Example #1:

        If the company's Pre-tax Earnings = 100% of target, the associate is eligible for 100% of their target bonus amount

	$35,000	Base salary earnings for the 2002 Plan Year
	x10%	% earned based on company achievement of 100% of Pre-tax Earnings

=	$3,500	Bonus to be paid

Example #2:

        If the company's Pre-tax Earnings = 85% of the targeted amount, the associate will be eligible to receive 40% of their target bonus amount

	$3,500	Target bonus amount at 100%
	x40%	% earned based upon company achievement of 85% of Pre-tax Earnings

=	$1,400	Bonus to be paid

Example #3:

        If the company's Pre-tax Earnings = 116% of the targeted amount, the associate will be eligible to receive 177% of their target bonus amount

	$3,500	Target bonus amount at 100%
	x177%	% earned based upon company achievement of 116% of Pre-tax Earnings

	target
=	$6,195	Bonus to be paid

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  EXHIBIT 10.24